UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/23/2010

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 23, 2010, the Board of Directors of Dynavax Technologies Corporation ("Dynavax" or the "Company") promoted J. Tyler Martin, M.D., age 51, to the newly-created position of President and appointed Dr. Martin to the Company's Board of Directors as a Class II director to serve until the 2011 Annual Meeting of Stockholders. Dr. Martin joined Dynavax as Chief Medical Officer in February 2009. Dr. Martin has 20 years of experience in the biotechnology industry. From 2007 to 2008, Dr. Martin was President of Humabs Llc, a small company focused on the development of therapeutic monoclonal antibodies. Previously, Dr. Martin was Vice President, Development at Chiron from 2004 until 2006 and Director, Clinical Research from 1994 until 1997. In his seven years at Chiron, Dr. Martin led the team responsible for the development of the novel vaccine adjuvant MF59, the first vaccine adjuvant licensed by regulatory agencies since alum, and approved as FLUAD influenza vaccine in Europe. He has also held senior development and research positions at Sangamo, Inc., Valentis, Inc. and SyStemix/GTI. His specific experience in the development and commercialization of vaccines and as President of a biotherapeutics company makes Dr. Martin particularly well-qualified to serve as a member of the Board and assume the position of President of Dynavax. Dr. Martin received a B.S. in Chemistry and an M.D. from the University of Nebraska. He completed his fellowship in pediatric infectious diseases and molecular microbiology at Washington University in St. Louis.

A copy of the press release relating to Dr. Martin's promotion and appointment to the Company's Board of Directors is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.    Description
99.1             Press Release, dated July 27, 2010, titled "Dynavax Promotes J. Tyler Martin, M.D. to President".

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: July 27, 2010	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated July 27, 2010, titled "Dynavax Promotes J. Tyler Martin, M.D. to President".